Reading International Announces AUS$65.0 million Burwood, Australia Property Sale

Los Angeles, California, - (BUSINESS WIRE) – May 12, 2014 –  Reading International, Inc. (NASDAQ:RDI) announced today that we have entered into a contract to sell our undeveloped 50.6 acre parcel in Burwood, Victoria, Australia.

The sale is to an affiliate of Australand Holdings Limited for a purchase price of AUS$65.0 million (US$59.1 million).   The contract is not subject to any due diligence or board approval conditions, and it is currently  anticipated that the sale will close on or before May 23, 2014.  The buyer’s performance is guaranteed by Australand Holdings Limited.

Reading will receive AUS$6.5 million (US$5.9 million) on the closing.  The balance of the purchase price is due on December 31, 2017.  The agreement provides for mandatory pre-payments in the event that any of the land is sold by the buyer, any such prepayment being in an amount equal to the greater of (a) 90% of the net sale price or (b) the balance of the purchase price multiplied by a fraction the numerator of which is the square footage of property being sold by the buyer and the denominator of which is the original square footage of the property being sold to the buyer.  The agreement does not provide for the payment of interest on the balance owed.

Our book basis in the property is AUS$52.1 million.  However, this figure includes (i) a capitalized allocation of AUS$11.3 million  of our aggregate interest expense  during the period we held the property and (ii) an AUS$12.0 million upward mark to market revaluation in connection with a 2001 merger transaction.   Netting out this interest allocation and this merger mark-to-market revaluation, our investment in the property totals AUS$28.8 million.

This is our second major land disposition transaction in the past twelve months.  As we previously announced, on October 21, 2013, we entered into a contract to sell our 3.3 acre Moonee Ponds property.  That contract provides for an April 16, 2015 close, having gone unconditional following the agreement by the Foreign Investment Review Board, to the sale.  The contract further calls for the full purchase price of AUS$23.0 million (US$20.9 million) to be released to Reading on that day.

On completion these two transactions will generate a total of approximately AUS$88.0 million (US$80.0 million) in cash to our company by the end of 2017.  Neither of these properties is currently income producing to any material extent.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various different brands:

•	in the United States, under the
o	Reading brand (http://www.readingcinemasus.com);
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);
o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com/); and
o	Village East Cinema brand (http://villageeastcinema.com)
•	in Australia, under the
o	Reading brand (http://www.readingcinemas.com.au); and
o	Newmarket brand (http://readingnewmarket.com.au)
•	in New Zealand, under the
o	Reading brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz);
o	Steer n’ Beer restaurant brand (http://steernbeer.co.nz); and
o	Taupo Motel brand (http://www.sailstaupo.co.nz).

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer

Reading International, Inc.  (213) 235-2240